EXHIBIT 10.13

DEPOSIT ACCOUNT CONTROL AGREEMENT (Access Restricted after Notice)

This Deposit Account Control Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among 1847 Goedeker Inc., a Delaware corporation (“Company”), Burnley Capital LLC, a Delaware limited liability company (“First Lien Secured Party”), Small Business Community Capital II, L.P., a Delaware limited partnership (the “Second Lien Secured Party”; and collectively with Burnley, the “Secured Parties”) and Montgomery Bank (“Bank”), and sets forth the rights of each Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”). Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account.

1.	Secured Parties’ Interest in Collateral Accounts. Each Secured Party represents that it is either (i) a lender who has extended credit to Company and has been granted a security interest in the Collateral Accounts or (ii) such a lender and the agent for a group of such lenders. Company hereby confirms the security interest granted by Company to each Secured Party in all of Company’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”).

2.	Secured Parties’ Control over Collateral Accounts. Bank, Secured Parties and Company each agree that Bank will comply with instructions given to Bank by the Notice Agent (as defined below) directing disposition of funds in the Collateral Accounts (“Disposition Instructions”) without further consent by Company. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party. For the purposes of this Agreement, “Notice Agent” means the First Lien Secured Party until such time as Bank has received written notice from First Lien Secured Party stating in substance that henceforth Second Lien Secured Party will be Notice Agent (the “Change Notice”). For the avoidance of doubt, there shall at all times be only one Notice Agent.

3.	Company Access to Collateral Accounts. Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, each Secured Party agrees that Company will be allowed access to the Collateral Accounts and Collateral Account Funds until Bank receives, and has had a reasonable opportunity (not to exceed two (2) Business Days, as defined in Section 6 below) to act on, written notice from the Notice Agent directing that Company no longer have access to any Collateral Accounts or Collateral Account Funds (an “Access Termination Notice”). Company irrevocably authorizes Bank to comply with any Access Termination Notice and/or Disposition Instructions even if Company objects to them in any way, and agrees that Bank may pay any and all Collateral Account Funds to Notice Agent in response to any Disposition Instructions. Company further agrees that after Bank receives an Access Termination Notice, Company will not have access to any Collateral Accounts or Collateral Account Funds.

4.	Transfers in Response to Disposition Instructions. Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by automatic standing wire. Bank agrees that on each Business Day after it receives and has had a reasonable opportunity (not to exceed two (2) Business Days) to act on an Access Termination Notice and corresponding Disposition Instructions it will transfer to the account specified at the end of this Agreement as the Destination Account or, if no account is specified, to such account as Notice Agent specifies in the Access Termination Notice (in either case, the “Destination Account”) the full amount of the collected and available balance in the Collateral Accounts at the beginning of such Business Day. Any disposition of funds which Bank makes in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however, that in no circumstances will any such disposition require Company’s consent. To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in response to Disposition Instructions.

5.	Lockboxes. To the extent items deposited to a Collateral Account have been received in one or more post office lockboxes maintained for Company by Bank (each a “Lockbox”) and processed by Bank for deposit, Company acknowledges that Company has granted each Secured Party a security interest in all such items (the “Remittances”). Company agrees that after Bank receives an Access Termination Notice, Company will have no further right or ability to instruct Bank regarding the receipt, processing or deposit of Remittances, and that Notice Agent alone will have the right and ability to so instruct Bank. Company and each Secured Party acknowledge and agree that Bank’s operation of each Lockbox, and the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by the applicable treasury management services agreement, if any.

6.	Balance Reports and Bank Statements. Bank agrees, at the request of either Secured Party on any day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday (each a “Business Day”), to make available to such Secured Party a report (“Balance Report”) showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank’s sole discretion. Company expressly consents to this transmission of information. After Bank receives an Access Termination Notice, Bank will, on receiving a written request from Notice Agent, send to Notice Agent by United States mail, at the address indicated for Notice Agent after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company.

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7.	Returned Items. Secured Parties and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Parties or Company. As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account. After Bank receives an Access Termination Notice, the Secured Party that is the Notice Agent at the time that the Returned Item Amounts are incurred agrees to pay all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) such Notice Agent has received proceeds from the corresponding Returned Items under this Agreement; provided, that such Notice Agent shall not be obligated to pay Returned Items Amounts and Settlement Item Amounts in an amount in excess of the aggregate amount of Collateral Account Funds received by such Notice Agent under this Agreement.

8.	Settlement Items. Secured Parties and Company understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the applicable Collateral Account, without prior notice to Secured Parties or Company. As used in this Agreement, the term “Settlement Item” means (i) each check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to any Collateral Account by a zero balance account connection or other automated funding mechanism (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business prior to receiving an Access Termination Notice and having had a reasonable opportunity (not to exceed two (2) Business Days) to act on it, and which is presented for settlement against the Collateral Account (after having been presented against the Linked Account) after Bank receives the Access Termination Notice, (ii) each check or other payment order drawn on or payable against a Collateral Account, which, on the Business Day Bank receives an Access Termination Notice, Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received an Access Termination Notice and having had a reasonable opportunity (not to exceed two (2) Business Days) to act on it, which ACH credit entry settles after Bank receives an Access Termination Notice, and (iv) any other payment order drawn on or payable against a Collateral Account or any Linked Account, which Bank has paid or funded prior to receiving an Access Termination Notice and having had a reasonable opportunity to act on it, and which is first presented for settlement against the Collateral Account in the ordinary course of business after Bank receives the Access Termination Notice and has transferred Collateral Account Funds to Secured Party under this Agreement. Company agrees to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Settlement Item Amounts on the day they are to be debited from the Collateral Account. After Bank receives an Access Termination Notice, the Secured Party that is the Notice Agent at the time the Settlement Item Amounts are incurred agrees to pay all Settlement Item Amounts within fifteen (15) calendar days after written demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, (ii) such Notice Agent has received Collateral Account Funds under this Agreement; provided, that such Notice Agent shall not be obligated to pay Returned Items Amounts and Settlement Item Amounts in an amount in excess of the aggregate amount of Collateral Account Funds received by such Notice Agent under this Agreement.

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9.	Bank Fees. Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively “Bank Fees”), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements. The Bank Fees will be paid by Bank debiting one or more of the Collateral Accounts on the Business Day that the Bank Fees are due, without notice to either Secured Party or Company. If there are not sufficient funds in the Collateral Accounts to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Collateral Accounts, such shortfall or the amount of such Bank Fees will be paid by Company to Bank, without setoff or counterclaim, within five (5) calendar days after demand from Bank.

10.	Account Documentation. Except as specifically provided in this Agreement, each Secured Party and Company agree that the Collateral Accounts will be subject to, and Bank’s operation of the Collateral Accounts will be in accordance with, the terms of Bank’s applicable deposit account agreement governing the Collateral Accounts (“Account Agreement”). All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter collectively referred to as the “Account Documentation”. To the extent that the terms of this Agreement are inconsistent with any of the terms of the Account Documentation, the terms of this Agreement shall control

11.	Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest or liens of each Secured Party in the Collateral Accounts (i) any security interest or liens which Bank may have or acquire in the Collateral Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.

12.	Bankruptcy Notice; Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of either Secured Party hereunder which requires prior demand on Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company will automatically eliminate the necessity of such demand on Company by Bank, and will immediately entitle Bank to make demand on each Secured Party with the same effect as if demand had been made on Company and the time for Company’s performance had expired.

13.	Legal Process, Legal Notices and Court Orders. Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

14.	Indemnification. Company will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of either Secured Party, including but not limited to any Access Termination Notice or Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct. To the extent such obligations of indemnity are not satisfied by Company within five (5) Business Days after written demand on Company by Bank, the Secured Party that is the Notice Agent at the time such Losses and Liabilities are incurred will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of Bank following any written instruction or written request of such Notice Agent, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.

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15.	Bank’s Responsibility. This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein. In particular, Bank need not investigate whether either Secured Party is entitled under such Secured Party’s agreements with Company to give an Access Termination Notice or Disposition Instructions. Bank may rely on any and all notices and communications it believes are given by the appropriate party. Bank will not be liable to Company, either Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent that such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct. In no event will any party be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to such party, and regardless of the form of the claim or action, or the legal theory on which it is based.

16.	Termination. This Agreement may be terminated by (i) each Secured Party acting together, (ii) Second Lien Secured Party acting as Notice Agent or (iii) Bank at any time by giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice from both Secured Parties acting together, or Second Lien Secured Party acting as Notice Agent, to Bank on termination or release of such Secured Party’s security interest in the Collateral Accounts; provided that any notice from such Secured Party with respect to termnation or release must contain such Secured Party’s acknowledgement of the termination or release of its security interest in the Collateral Accounts. Company’s and each Secured Party’s respective obligations to report errors in funds transfers and bank statements and to pay Returned Items Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and each Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination; provided that the obligation of each Secured Party to pay Returned Item Amounts, Settlement Item Amounts and Bank Fees under Sections 7, 8 and 9 of this Agreement shall terminate on the date which is one hundred twenty (120) calendar days after the date of termination of this Agreement, except with respect to written claims made to such Secured Party prior to the expiration of such one hundred twenty (120) calendar day period. Upon any termination of this Agreement which occurs after Bank has received an Access Termination Notice and has had a reasonable opportunity (not to exceed two (2) Business Days) to act on it, (i) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Notice Agent’s written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Notice Agent under the notice provisions of this Agreement for a period of three (3) months after the effective termination date, unless otherwise arranged between Notice Agent and Bank, provided that Bank’s fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier’s check payable to Bank or other payment method acceptable to Bank in its sole discretion.

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17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18.	Notices. All notices from one party to another must be in writing, must be delivered to Company, each Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt. Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement. Bank is authorized by Company and each Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Notice Agent, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19.	Successors and Assigns. Neither Company nor either Secured Party may assign or transfer its rights, duties or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Secured Party may transfer its rights, duties and obligations under this Agreement to (i) a transferee to which, by contract or operation of law, such Secured Party transfers substantially all of its rights, duties and obligations under the financing or other arrangements between such Secured Party and Company, or (ii) if such Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and such Secured Party, such Secured Party will not be released from its rights, duties and obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of such Secured Party’s rights, duties and obligations hereunder. Bank may not assign or transfer its rights, duties or obligations under this Agreement to any person or entity without the prior written consent of each Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

20.	Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the state in which the office of Bank that maintains the Collateral Accounts is located, without regard to conflict of laws principles. This state will also be deemed to be Bank’s jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

21.	Severability. To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22.	Counterparts. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

23.	Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, on the one hand, and Bank and each Secured Party, on the other hand, with respect to (a) the interest of each Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank’s obligations to each Secured Party in connection with the Collateral Accounts and Collateral Account Funds.

24.	Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RESPECTIVE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[SIGNATURE PAGES FOLLOW]

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This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Parties and Bank on the date specified below.

Date: April 5, 2019

Collateral Account Numbers:	10878157 (Operating Account) 10878173 (Customer Deposit Account) 10878181 (Interest Account) 10878203 (Payroll Account)

COMPANY:		FIRST LIEN SECURED PARTY:

1847 GOEDECKER INC.		BURNLEY CAPITAL LLC

By:	/s/ Robert D. Barry	By:	/s/ Daniel O’Rourke

Name:	Robert D. Barry	Name:	Daniel O’Rourke

Title:	Chief Financial Officer	Title:	CEO

Address for Notices:	Address for Notices:
c/o 1847 Partners LLC	Burnley Capital LLC
590 Madison Avenue, 21st Floor	212 3rd Avenue N., Suite 505
New York, NY 10022	Minneapolis MN 55401
Attn: Ellery W. Roberts	Attention: Daniel F. O’Rourke
Fax: (917) 793-5950	Email: dorourke@burnleycap.com
Phone: (617) 417-1459

[SIGNATURE PAGES CONTINUE]

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SECOND LIEN SECURED PARTY: SMALL BUSINESS COMMUNITY CAPITAL II, L.P.

By:	/s/ Crandall P. Deery

Name:	Crandall P. Deery

Title:	Partner

Address for Notices:

Small Business Community Capital II, L.P.

9W Broad Street, Stamford, CT 06902

Attention: Crandall P. Deery

Email: cdeery@sbccfund.com

Phone: (203) 551-9199

[SIGNATURE PAGES CONTINUE]

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MONTGOMERY BANK

By:	/s/ Russel Inman

Name:	Russel Inman

Title:	Cash Management Officer

Address for Notices:
Montgomery Bank
13303 Manchester Rd.
Des Peres, MO 63131

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